Exhibit 99.1

Victory Capital Reports July 2021 Assets Under Management

SAN ANTONIO--(BUSINESS WIRE)--August 11, 2021--Victory Capital Holdings, Inc. (NASDAQ: VCTR) (“Victory Capital” or the “Company”) today reported assets under management (AUM) of $162.9 billion as of July 31, 2021.

Victory Capital Holdings, Inc. and Subsidiaries
Assets Under Management[1]
(unaudited; in millions)
	As of:
By Asset Class	July 31, 2021	June 30, 2021
Solutions	$40,276	$39,640
Fixed Income	36,707	36,410
U.S. Mid Cap Equity	30,664	30,340
U.S. Small Cap Equity	20,280	20,617
U.S. Large Cap Equity	15,456	15,284
Global / Non-U.S. Equity	15,841	15,931
Other	434	460
Total Long-Term Assets	$159,658	$158,682

Money Market / Short Term Assets	3,218	3,254
Total Assets Under Management	$162,877	$161,936

By Vehicle
Mutual Funds[2]	$123,868	$123,164
Separate Accounts and Other Pooled Vehicles[3]	34,563	34,418
ETFs	4,446	4,354
Total Assets Under Management	$162,877	$161,936

[1]Due to rounding, numbers presented in these tables may not add up precisely to the totals provided.
[2]Includes institutional and retail share classes, money market and VIP funds.
[3]Includes collective trust funds, wrap program accounts, UMAs, UCITS, private funds and non-U.S. domiciled pooled vehicles.

About Victory Capital

Victory Capital is a diversified global asset management firm with $162.9 billion in assets under management as of July 31, 2021. The Company operates a next-generation business model combining boutique investment qualities with the benefits of a fully integrated, centralized operating and distribution platform.

Victory Capital provides specialized investment strategies to institutions, intermediaries, retirement platforms and individual investors. With 10 autonomous Investment Franchises and a Solutions Platform, Victory Capital offers a wide array of investment styles and investment vehicles including, actively managed mutual funds, separately managed accounts, active ETFs, multi-asset class strategies, custom-designed solutions and a 529 College Savings Plan.

For more information, please visit www.vcm.com or follow us: Twitter and LinkedIn

Contacts

Investors:
Matthew Dennis, CFA
Chief of Staff
Director, Investor Relations
216-898-2412
mdennis@vcm.com

Media:
Tricia Ross
310-622-8226
tross@finprofiles.com